Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of StubHub Holdings, Inc. of our report dated February 20, 2025, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is September 8, 2025, relating to the financial statements of StubHub Holdings, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

September 8, 2025